Exhibit 10.2

ZIOPHARM ONCOLOGY, INC
AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENTS

This agreement (the “Amendment”) is entered into as of January 12, 2007, by and between Robert Peter Gale (the “Employee”) and ZIOPHARM Oncology, Inc. a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into Stock Option Agreements dated as of April 26, 2006, June 8, 2005, January 27, 2004, and January 15, 2004 (together with certain Addenda reflecting modifications attributable to recapitalization events, the “Stock Option Agreements”);

WHEREAS, pursuant to the terms of those Option Agreements, certain of the options granted pursuant to the Option Agreements dated as of June 8, 2005, January 27, 2004 and January 15, 2004 remain unvested as of the date hereof (the “Unvested Options”);

WHEREAS, the Employee’s employment with the Company will terminate effective January 14, 2007;

WHEREAS, except as otherwise provided in this Amendment, the Unvested Options would expire as of the date of such termination of the Employee’s employment; and

WHEREAS, in consideration of the Employee’s past services to the Company and the Employee’s entering into a Consulting Agreement with the Company dated as of the date hereof, the Committee (as such term is defined in the Company’s 2003 Stock Option Plan) has determined that all of the Unvested Options shall become fully vested as of the date hereof.

NOW THEREFORE, the Employee and the Company agree as follows:

1. All of the options granted pursuant to the Stock Option Agreement dated as of April 26, 2006, have previously become fully vested pursuant to the terms of that Stock Option Agreement; 8,349 options granted pursuant to the Stock Option Agreement dated as of June 8, 2005, as previously modified, have previously become fully vested pursuant to the terms of that Stock Option Agreement; 15,029 options granted pursuant to the Stock Option Agreement dated as of January 27, 2004, as previously modified, have previously become fully vested pursuant to the terms of that Stock Option Agreement; and 1,712 options granted pursuant to the Stock Option Agreement dated as of January 15, 2004, as previously modified, have previously become fully vested pursuant to the terms of that Stock Option Agreement.

2. All of the Unvested Options granted pursuant to the Stock Option Agreement dated as of June 8, 2005, as previously modified (being 8,350 options which otherwise would become vested on June 8, 2007 and 8,349 options which otherwise would become vested on June 8, 2008), shall be immediately fully vested.

3. All of the Unvested Options granted pursuant to the Stock Option Agreement dated as of January 27, 2004, as previously modified (being 7,514 options which otherwise would become vested on January 15, 2007), shall be immediately fully vested.

4. All of the Unvested Options granted pursuant to the Stock Option Agreement dated as of January 15, 2004, as previously modified (being 855 options which otherwise would become vested on January 15, 2007), shall be immediately fully vested.

5, Except as the vesting provisions are expressly amended by this Amendment, all of the terms and conditions of the Stock Option Agreements shall remain in full force and effect in accordance with their terms.

6. The Employee acknowledges that all of the Options granted pursuant to the Stock Option Agreements, including without limitation those whose vesting is accelerated pursuant to the terms of this Amendment, to the extent they have not previously been exercised, remain exercisable until the date that is ninety (90) days following termination of the Employee’s employment with the Company and, if unexercised, shall expire on such date.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

EMPLOYEE

Name: Robert Peter Gale

ZIOPHARM Oncology, Inc.

By:
Name:
Title: